James E. Fleet
Senior Managing Director
Cell-401-742-7553 / email: jfleet@phoenixmanagement.com
March 25th, 2018
Mr. Ron Aprahamian, Chairman of the Board
Hooper Holmes, Inc. d/b/a Provant Health
560 N. Rogers Rd.
Olathe, KS 66062
And:
42 Ladd Street
East Greenwich,
RI 02818

Re: PMCM, LLC proposal to serve as Chief Restructuring Officer (“CRO”) of Hooper Holmes, Inc.

Via email: Ron Aprahamian <raprahamia@aol.com> pmirakian@spencerfane.com(company counsel)
Cc: Bob Gowens - rgowens@phoenixmanagement.com; amink@phoenixmanagement.com

Dear Ron,

I have appreciated the candor and level of cooperation provided by the management team and the confidence expressed by the Board of Directors of Hooper Holmes, Inc. d/b/a Provant Health (hereinafter “Provant” or the “Company”). Per your request, we are pleased to submit this proposal for PMCM, LLC (referred to herein as “PMCM”) to provide advisory services as well as executive leadership to the Company through James Fleet & Robert Gowens, who shall act as the Chief Restructuring Officer and Deputy Chief Restructuring Officer respectively (collectively the “CRO”) of the Company. I will be the Shareholder responsible for the oversight of this engagement. It is likely that additional advisory services will be required that shall be provided by employees of subsidiaries or affiliates of PMCM and/or select independent contractors (“additional PMCM personnel”) that may be necessary. Messrs. Fleet and Gowens and the additional PMCM personnel, if any, are referred to collectively as “PMCM Personnel”. Generally, the engagement of PMCM shall be subject to the direction of the Board. This letter sets forth the terms, conditions and limitations of this engagement (the “Agreement”). This Agreement shall supersede the previous agreement between PMCM and Provant dated March 15th, 2018 in all respects.

Scope of Services
In the role of CRO, Mr. Fleet and Mr. Gowens, along with the additional PMCM personnel will provide executive management services to the Company. As such, some of the immediate areas of focus are anticipated to be as follows:

1.
Continue to evaluate rapidly the Company in parallel with developing a turnaround plan for the Company (the “Plan”). Our primary initial focus will be upon the fixed cost infrastructure and the related monthly cash burn and possible strategies to reduce same.

2.	Lead the communications with the Company’s senior lenders in an effort to establish relief from the current credit facility(s) default and possible debt service restructuring.

3.	Establish definitive cash protocols and detailed weekly forecasting and reporting in an effort to minimize the immediate cash requirement as the Company works through its slow operating season.

4.	Provide the senior executive leadership to the Company with all officers reporting to the CRO.

5.	Assist the current investment banking firm in their efforts to raise rescue financing.

6.	Work with the Company’s counsel, Board of Directors and other advisors as it examines the benefits and costs of remaining a public company entity.

7.	Other duties and responsibilities as may be required in serving as the CRO of the Company.

8.	Other duties as mutually agreed

Fee Structure
As compensation for our services PMCM will bill you based on the following schedule of our hourly rates:
Senior Managing Directors         $495 - $695
Senior Advisors            $400 - $650
Managing Directors            $395 - $525
Senior Directors            $350 - $450
Directors                 $320 - $375
Vice Presidents & Sr. Associates    $250 - $350
Analysts/Associates            $150 - $275
Admin Staff                $ 75 - $150

My hourly billing rate is currently $645.00 per hour and Mr. Gowns’ current billing rate is $450.00per hour. Travel time will be billed at 50%.

Invoices
The Hourly Fees shall be invoiced weekly and shall be payable upon receipt of our invoice via ACH or wire transfer.

ACH and Wire transfer instructions are as follows:

BB&T
Account #13 900 1730 7432
ABA #031309123
Telephone: 1-800-822-3321

Expenses
The Company shall pay all expenses incurred in connection with services related to the engagement (e.g. actual out-of-pocket expenses such as travel and meals incurred in connection with the engagement). In addition, as compensation for the administrative and support time and expenses typically required (e.g. fax, computer, e-mail, administrative staff time, etc.) we will bill a weekly fee of $300. The weekly invoices referred to above will include such reimbursable expenses.

Project Deposit
The Company deposit of thirty-five thousand Dollars ($35,000.00) previously paid to PMCM shall be transferred to this Agreement (the “Deposit”). This Deposit is not to be applied or credited to amounts due from the Company but will be returned to the Company once all amounts due hereunder are paid in full subject to a holdback to fund any indemnification claims. PMCM reserves the right to require that the Deposit be increased on a periodic basis to match actual levels of work activity. The Company hereby grants a security interest in the Deposit to PMCM to secure payment of all amounts due hereunder and expressly authorizes PMCM to pay itself any amounts past due from the Deposit. The Company acknowledges and agrees that this security interest is perfected by virtue of PMCM’s possession of the Deposit.

PMCM is prepared to begin this Project immediately upon receipt of a signed copy of this letter, a signed copy of our standard indemnification agreement (which is attached hereto), and receipt of the Deposit. By signing below, the Company also acknowledges that PMCM’s Standard Terms, Conditions and Disclosure Agreement (which is attached hereto) is hereby incorporated by reference and made part of this Agreement.

This letter contains the entire Agreement among the parties relating to the subject herein. Any modification or other changes to the terms contained herein or therein must be in writing and signed by the parties hereto to be enforceable.

If the foregoing is in accordance with our understanding, please sign the attached copy and forward it to our office.

We appreciate the confidence you have expressed in our firm and look forward to working with you and assisting you during this critical period.

Very truly yours,

PMCM, LLC

By: _____________________________
    James E. Fleet
Senior Managing Director

Agreed and Accepted on behalf of
Hooper Holmes, Inc. d/b/a Provant Health

By:    __________________________
Name:    __________________________

Title:    __________________________

Date:    __________________________

CONSENT, RELEASE, AND INDEMNIFICATION

Whereas, Hooper Holmes, Inc. d/b/a Provant Health (“Provant” or the “Company”) has agreed to utilize the services of PMCM, LLC (“PMCM”) pursuant to the terms of that engagement letter dated March 25th, 2018, (the “Agreement”) whereby PMCM will provide services as set forth therein, and PMCM has agreed to accept such engagement in consideration of, among other things, the covenants and commitments of the Company set forth below.

The Company acknowledges that the services provided by PMCM are not an exact science and that the amelioration of the Company’s business and financial condition are subject to many factors beyond the control of PMCM and that without the following commitments and agreements by the Company, PMCM would not enter into this agreement.

In consideration of PMCM’s agreement to perform the services under the Agreement diligently and in good faith and, other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company in addition to any other indemnification obligations contained within this Agreement hereby a) releases and waives any and all claims which it may now or in the future have against PMCM, its principals, employees, independent contractors, officers, directors, agents, affiliates, counsel or other representatives (the “Indemnified Parties”) arising under or in any way related to the Agreement (hereinafter a “Claim”) and b) agrees to indemnify, hold harmless and defend the Indemnified Parties from and against any and all liabilities including, inter alia, such costs, expenses, damages, Claims, demands, suits or actions or causes of action brought by any person or entity, including but not limited to any current or former director, officer, employee, shareholder, customer, creditor, representative or vendor of the Company or any of its affiliates and shall reimburse the Indemnified Parties for all costs, expenses and damages (including attorney’s fees) incurred by the Indemnified Party to investigate, defend, prepare for, or contest any such Claim, liability, demand or action. PMCM may hire any counsel of its choice to defend it with respect to any Claim. Moreover, if so requested by PMCM, the Company shall assume the defense against any Claim, including, the employment of counsel satisfactory to PMCM. The Company shall pay all expenses of counsel, whether hired by PMCM or the Company, to defend against any Claim. All costs and expenses (including attorney’s fees) shall be paid in advance to the Indemnified Party immediately upon request. The foregoing release and indemnity shall not apply if it is judicially determined that such claims, damages, liabilities and expenses resulted from the willful misconduct or gross negligence of the Indemnified Party.

If for any reason the foregoing indemnity is unavailable to the Indemnified Parties or insufficient to hold them harmless, the Company shall contribute to the amount paid or payable by the Indemnified parties, as a result of the Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Indemnified Parties on the other, but also the relative fault of the Company and the Indemnified Parties, as well as any relevant equitable considerations. In no event shall the aggregate contribution of the Indemnified Parties to all Claims exceed the amount of fees actually received from the Company by the Indemnified Parties pursuant to the Agreement. The parties further agree that the relative benefits to the Company on the one hand and the Indemnified Parties on the other with respect to any Transaction contemplated by the Agreement shall be deemed in the same proportion as (a) the total value the Transaction bears to (b) the fees paid to PMCM with respect to the Transaction.

The Company shall not settle or compromise, or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by PMCM or any other of the Indemnified Parties (whether PMCM is an actual or potential party to the Claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of PMCM and all other Indemnified Parties from all liability arising out of any Claim, including, inter alia, any action, suit or proceeding.

This Consent, Release and Indemnification, and the Company’s obligations hereunder, shall survive the termination of the Agreement until all of the Company’s obligations have been satisfied or discharged in full. The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. Any trustee, individual or entity who succeeds to the assets, properties, liabilities, shares or business of the Company shall be deemed to have assumed the legal commitment to satisfy, perform and discharge all of the Company’s obligations hereunder.

Prior to commencing this engagement, the Company will confirm that its existing insurance policy adequately covers the CRO as an officer under the Company’s existing director and officer liability insurance policy in order to insure that the CRO will be able to perform and execute those actions customarily required. In the event PMCM or the CRO shall have the right to assert a claim for indemnification for which they are also direct insured parties under the Company’s director and officer liability insurance policy, neither PMCM nor the CRO will make a demand for payment from the Company if and to the extent they are able to obtain payment in cash in full from the insurance provider promptly upon making a request for payment; provided that the foregoing is intended solely as an agreement as to the sequence by which PMCM and the CRO make demand for payment for their indemnification claims and shall not limit or affect any of the Company’s indemnity obligations to the CRO or require the CRO to collect payment by legal or equitable process from the insurance provider or be construed to affect the CRO’s rights or the Company’s obligations in any manner which may adversely affect either the Company’s or the ___’s rights under the insurance policy, nor shall it affect the CRO’s right to assert an administrative expense claim for the indemnity obligations. To the extent available at a commercially reasonable cost, the Company shall also maintain any such insurance coverage for the CRO for a period of not less than two years following the date of the termination of the CRO’s services hereunder, through the purchase of a “tail” policy or otherwise. The provisions in this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CRO’s rights hereunder. Neither termination of this Agreement nor the engagement shall affect the obligations in this paragraph, all of which shall survive termination.

•	To avoid doubt, James Fleet and Robert Gowens shall be added to the Company’s D&O policy by way of endorsement.
 Intending to be legally bound hereby, the undersigned, having been duly authorized by the Board of Hooper Holmes, Inc. d/b/a Provant Health have set their hands and seal this ______ day of _____________, 2018.

Hooper Holmes, Inc. d/b/a Provant Health:    Witness:
By:    ________________________        By:    _______________________

Name:    ________________________        Name:    _______________________

Title:    ________________________        Title:     _______________________

Date:    ________________________        Date:     _______________________

 (SEAL)

PMCM, LLC
Ten Post Office Square
Suite 605N
Boston, MA 02109
P: 617.600.3600
F: 610.358.9377

Atlanta • Boston • Cleveland • Ft. Lauderdale • New York • Philadelphia

STANDARD TERMS, CONDITIONS AND DISCLOSURES

PMCM, LLC (“PMCM”) shall provide services to Hooper Holmes, Inc. d/b/a Provant Health (“Provant” or the “Company”), subject to the scope, terms and conditions of the engagement letter dated March 25th, 2018 (the “Agreement”) by and between PMCM and the Company. These standard terms and conditions are made part of and deemed incorporated into the Agreement:

1.
Non-Solicitation. The Company agrees not to, directly or indirectly, solicit, recruit, utilize or hire any employees or agents of PMCM for a period of two (2) years subsequent to the completion and/or termination of this Agreement.

2.
Legal Proceedings. If after the termination of the engagement PMCM is requested and agrees or is required to participate in any manner in legal or administrative proceedings regarding the Company, compensation shall be paid to PMCM in advance for its time at the then current hourly rates. For individuals no longer employed by PMCM at the time of such participation, payment shall be made to such individuals directly or to their employers, as applicable.

3.
Indemnification. The Company shall indemnify PMCM, its principals, employees and agents, at a minimum, to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to PMCM or its employees and/or agents. Attached to and made part of the Agreement is a Consent, Release, and Indemnification. The Company agrees to execute such Consent, Release, and Indemnification contemporaneous with executing the Agreement, and warrants that the indemnification provided in the Consent, Release, and Indemnification is equal to or better than the most favorable indemnification the Company extends to its officers or directors. The provisions in this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect any rights hereunder. Neither termination of this Agreement nor the engagement shall affect the obligations in this paragraph, all of which shall survive termination.

4.
Level of Analysis. Any work for the Company will be performed on a “level-of-effort” basis, that is, the depth of our analyses and extent of our authentication of the information on which our advice to the Company and the Board will be predicated, may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of our engagement, and other factors. Moreover, we do not contemplate examining any such information in accordance with generally accepted

Atlanta • Boston • Cleveland • Ft. Lauderdale • New York • Philadelphia

auditing or attestation standards. Rather, it is understood that, in general, we are to rely upon information disclosed or supplied to us by employees and representatives of the Company without audit or other detailed verification of its accuracy and validity. The Company acknowledges that PMCM is neither serving as an accountant or lawyer for the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, or other such state and national professional bodies. Company agrees that PMCM shall incur no liability to the Company or any individual or other entity that may arise if any information furnished directly or indirectly by Company or from generally recognized public sources proves to be unreliable, inaccurate or incomplete.

5.
Information. The Company will provide PMCM with access to management and other representatives of the Company, as reasonably requested by PMCM. The Company will furnish PMCM with such information as PMCM may reasonably request for the purpose of carrying out its engagement hereunder, all of which will be, to the Company’s best knowledge, accurate and complete at the time furnished (the “Information”). The Company further represents and warrants that any financial projections delivered to PMCM have been or will be reasonably prepared in good faith and will be based upon assumptions which the Company believes, in light of the circumstances in which they are made, are reasonable. The Company will promptly notify PMCM in writing of any material inaccuracy or misstatements in, or material omission from, any Information previously delivered to, or discussed with, PMCM, or any materials provided to any interested party. The Company will also promptly notify PMCM of the occurrence of any event or any other change known by the Company which results in the Information ceasing to be complete and correct. PMCM shall rely, without independent verification, on the accuracy and completeness of all Information that is publicly available and of all Information furnished by or on behalf of the Company or any other party or otherwise reviewed by PMCM. The Company understands and agrees that PMCM will not be responsible for the accuracy or completeness of such Information, and shall not be liable for any inaccuracies or omissions therein. The Company acknowledges that PMCM has no obligation to conduct any appraisal of any assets or liabilities of the Company or any other party or to evaluate the solvency of any party under any applicable laws relating to bankruptcy, insolvency or similar matters. Any advice (whether written or oral) rendered by PMCM pursuant to this Agreement is intended solely for the use of the Board of Directors of the Company, and such advice may not be relied upon by any other person or entity or used for any other purpose. Except as may be required by subpoena, court order or legal process or as may be filed with any bankruptcy pleadings or papers, (i) any advice rendered by, or other materials prepared by, or any communication from, PMCM may not be disclosed, in whole or in part, to any third party, or summarized, quoted from, or otherwise referred to in any manner without the prior written consent of PMCM, which shall not be unreasonably withheld and (ii) neither PMCM nor the terms of this Agreement may otherwise be referred to without prior written consent.

6.
Reports. PMCM will submit oral and/or written reports at the Company’s or Board’s request, summarizing our evaluations and analyses based on our work pursuant to this Agreement. Our reports will encompass only matters that come to our attention in the course of our work and are significant as deemed by PMCM in relation to the objective of our engagement. However, because of the time and scope limitations implicit in our engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to the Company may be based. In addition, we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless you request and we agree to do so.

7.
Future Performance. The services to the Company to the extent the Agreement so provides, may include the preparation of recommendations, projections, and other forward looking statements. The Company acknowledges that numerous factors may affect the Company’s actual financial and operational results, and that these results may materially and adversely differ from the recommendations and projections, if any, prepared, in whole or in part, by PMCM. PMCM does not provide assurance regarding the outcome of its engagement and its fees are not contingent on the results of the engagement.

8.	Use of Name. The Company agrees that PMCM and/or its affiliates shall have the right to use the Company’s name and logo in a description of the services provided by PMCM under the Agreement.

9.
Termination. The Company and/or PMCM may terminate this Agreement with or without cause and with or without notice. In the event of such termination, the Company shall pay to PMCM all amounts accrued or due under this Agreement through the date of termination that have not been previously paid.

10.
Periodic Rate Adjustment/Interest. PMCM reserves the right to adjust the standard hourly rates set forth within the Agreement in the normal course subject to thirty (30) days written notice to the Company. Failure to pay any amounts due by the Company to PMCM under the terms of this Agreement will subject such late payment to a ten percent (10%) annual interest surcharge applicable from the time payment was first due until actual receipt of such payment by PMCM.

11.
Communications. PMCM and its affiliates have extensive experience providing companies with financial advisory, restructuring and consulting services. Over the years, PMCM and its affiliates have represented many different clients with various business interests in numerous industries and have developed working relationships with intermediaries, such as lawyers, investment bankers, lenders and accountants, who often provide referrals to them. PMCM may be able to call upon these successful working relationships to better assist the Company in its restructuring efforts. In undertaking the engagement on behalf of the Company, PMCM’s objective is to provide services for the Company and its Board to the best of its ability. Part of PMCM’s role during this engagement will be to maintain the credibility of the Company with your various creditor constituencies through ongoing communications. As such, we will periodically communicate directly with your creditors, including the Company’s senior lender(s) as necessary and share information with them concerning the purposes of the Company efforts. The Company acknowledges that a good relationship with its general creditors and senior lenders alike is critical in promoting a successful reorganization and agrees that PMCM shall be entitled to respond to lender and creditors requests for information.

12.
Disclosures. PMCM and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that provides crises management, restructuring, advisory and consulting services as well as temporary employees to staff advisory, crisis management, and restructuring, advisory and consulting engagements. The Firm’s clients are often referred to or are likely to be referred to PMCM by intermediaries such as lawyers, investment bankers, lenders and accountants (“Referral Sources”). Because the Firm has represented, and will in the future represent, many different clients with various business interests in numerous industries, it is possible that the Firm may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In undertaking the engagement on behalf of the Company the objective is to provide services for the Company to the best of its ability, but without precluding the Firm from representing other entities or individuals, including entities and individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained, or from accepting referrals from or making referrals to Referral Sources. Each entity under the definition of Company acknowledges and agrees that the services being provided on behalf of each of them and each of them hereby waives any and all conflicts of interest that may arise on account of the services being provided on behalf of any other such entity. Each such entity represents that it has taken all corporate action necessary and is authorized to waive such potential conflicts of interest. Since PMCM wants the Company to be comfortable with the retention of PMCM in light of firm client and Referral Sources relationships, PMCM makes the following disclosures, based on the information provided by the Company, of parties with an interest in the engagement:

a)	None known at this time.

13.
Bankruptcy. In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company agrees that it will promptly apply and use best efforts to obtain Bankruptcy Court approval (and to the extent necessary nunc pro tunc to the date of filing) of all of the terms and conditions of this Agreement including, inter alia, the Deposit.

14.
Independent Contractor Status. PMCM is an independent contractor under this Agreement, and neither PMCM nor any of its employees, agents or independent contractors (collectively “PMCM Personnel”) will be entitled to receive from the Company any wages or other employee benefits. Neither PMCM nor PMCM Personnel shall be considered employees or agents of the Company, shall not be deemed to be officers or directors, representative or insider of the Company, and shall not owe fiduciary duties to the Company, its creditors, shareholders or any other person in connection with this engagement. The Company agrees that it shall not make and waives any claim based on an assertion of such an agency or fiduciary relationship.

As an independent contractor of the Company, PMCM will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all PMCM Personnel, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, as an independent contractor of the Company, PMCM Personnel will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension, or social security benefits, workers’ compensation, disability, unemployment insurance benefits, or any other employee benefits. PMCM will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. To the extent PMCM retains an independent contractor to assist PMCM in the performance of the Agreement; such independent contractor shall be paid directly by PMCM. While rendering services to the Company, the PMCM Personnel may continue to work with other personnel at PMCM in connection with unrelated matters, which will not unduly interfere with services pursuant to this engagement.

15.
Confidentiality. Except as otherwise provided in the Agreement, during the term of the engagement and for a period of twelve (12) months thereafter, PMCM shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company or which PMCM shall obtain knowledge of by reason of the engagement, including, without limitation, trade secrets, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plan or strategies, technical processes and other research projects. Except as otherwise provided in the Agreement, PMCM shall not, except in connection with the performance of its duties hereunder, disclose any such information to anyone outside the Company, other than to PMCM’s legal counsel, as required by applicable law (provided prior written notice thereof is given by PMCM to the Company) or with the Company’s prior written consent, which shall not be unreasonably withheld or delayed nor shall PMCM purchase or sell any securities of the Company at any time. The obligations of PMCM in this paragraph shall not apply to information which is (i) known generally to the public; (ii) known to PMCM prior to the date of this Agreement; (iii) lawfully disclosed to PMCM by a third party; (iv) generally known in the industry in which the Company is engaged; or (v) required by law to be disclosed by PMCM, in which event PMCM shall provide the Company with prompt notice thereof. Provided such is consistent with the foregoing, PMCM may include the services provided under this Agreement in PMCM’s publications and promotional materials. In addition, PMCM recognizes that the Company is a publicly traded issuer and agrees that neither PMCM nor any of its officers, directors, managers, employees, contractors, or agents will engage in any transactions (buy or sell) in Company common stock during the engagement or at any time that PMCM is in possession of material, nonpublic information about the Company and its business.

16.
Limitation of Duties. PMCM does not make any representation or guarantees that, inter alia, (i) an appropriate restructuring proposal or strategic alternative can be formulated for the Company, (ii) any restructuring proposal or strategic alternative presented to the Company’s management or the board will be more successful than all other possible restructuring proposals, or strategic alternatives, (iii) restructuring is the best course of action for the Company or (iv) if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constitutes. Further PMCM does not assume any responsibility for the Company’s decision to pursue, or not pursue any business strategy, or to effect or not to effect any transaction. PMCM shall be responsible for assistance with the implementation only of the restructuring proposal or strategic alternative only to the extent and in the manner authorized by and directed by the Board and agreed to by PMCM in the Agreement. Any duties arising by reason of this Agreement or as a result of the services to be rendered by PMCM hereunder will be owed solely to the Company.

17.
Electronic Communications. PMCM and our clients rely upon electronic communication such as e mail and cellular telephones and faxes, tools and media ("Electronic Communications") in day to day business communications. Because of their nature, Electronic Communications are not as secure as more traditional lines of communications, such as hard wired telephones and faxes, U.S. Mail, or couriers. In the course of our representation of the Company, Electronic Communications unless specifically requested otherwise by the Company in writing to PMCM are hereby authorized for all purposes. The Company understands that some risk exists that any and all Electronic Communications could be intercepted by an unauthorized third party, and the Company accepts that risk.

18.
Governing Law and Arbitration. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely in such State, without giving effect to the choice of law provisions thereof. Unless the Bankruptcy Court specifically refuses to enforce these arbitration provisions (an outcome which the Company will not seek), each of the parties hereto agrees to submit any claim or dispute arising out of or related to this Agreement to private and confidential arbitration by a single arbitrator selected in accordance with the rules of the American Arbitration Association. Any such arbitration proceedings shall be governed by the Commercial Rules of Arbitration of the American Arbitration Association and shall take place in Philadelphia, PA. The arbitrator shall have the power to order discovery and the authority to award any remedy or relief that a court of the Commonwealth of Pennsylvania could order or grant, including, without limitation, specific performance. The decision of the arbitrator shall be final and binding on each of the parties and judgment thereon may be entered in any court having jurisdiction. This arbitration procedure is intended to be the exclusive method of resolving any claim arising out of or related to this Agreement, including any claim as to the validity of this Agreement. Except for the Bankruptcy Court’s exercising jurisdiction over any dispute, each party agrees to the personal and subject matter jurisdiction of the arbitrator for the resolution of any such claim, including any issue relating to this arbitration position. In the event of any arbitration arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of actual attorneys’ fees and costs incurred in connection with the arbitration. The provisions of this Agreement regarding indemnity and arbitration will survive any termination of this Agreement.

19.
Binding Agreement. This Agreement shall be binding upon PMCM and the Company, their respective heirs, successors, and assignees, and any heir, successor or assignee of a substantial portion of PMCM’s or the Company’s respective businesses and or assets, including any Chapter 11 Trustee.

20.
Assignment. Neither PMCM nor Company may assign this Agreement, by operation of law or otherwise, without the prior written consent of the other party. Any assignment in violation of this provision shall be deemed to be null and void.

21.
Force Majeure. Neither party shall be liable for any default or delay in the performance of its obligations (except for payment obligations) under this Agreement if such default or delay is caused by an act of God or other circumstance outside the reasonable control of the party, including, but not limited to, fire, flood, earthquake, natural disasters or other acts of God, terrorist acts, riots, civil disorders, freight embargoes, government action, or the like.

22.
Headings and Interpretation. The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. All parties hereto have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion that any ambiguity herein should be construed against the drafter of the Agreement.

23.
Continuing Validity of Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

24.
Counterparts. This agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

25.
Requisite Company Authority. The Company has all requisite power and authority to enter into this Agreement. This Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms. PMCM has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary action on the part of PMCM and has been duly executed and delivered by PMCM and constitutes a legal, valid and binding agreement of PMCM, enforceable in accordance with its terms. This Agreement has been reviewed by the signatories hereto and their counsel.

26.
Agreement Binding on all Company Affiliates. To the extent that the Company hereunder is comprised of more than one entity or company, the obligations of the Company under this Agreement are joint and several, and any consent, direction, approval, demand, notice or the like given by any one of such entities or companies shall be deemed given by all of them and, as such, shall be binding on the Company.

27.
Survival of Certain Provisions. The provisions of paragraphs 1-3, 8, 15-19, 22-23, 26, 28 as well as the Consent, Release and Indemnification and those provisions which expressly state that they continue for a period of time following such termination or expiration shall survive any expiration or termination of this Agreement.

28.
Entire Agreement, Waiver, Modifications and Notices. The Agreement, which includes the Standard Terms, Conditions and Disclosures and the Consent, Release and Indemnification, as well as any exhibits thereto, constitutes the final and complete expression of the parties with respect to its subject matter and supersedes and replaces any other written or oral agreement or understanding between the parties. This Agreement may be amended, modified, supplemented or waived only by a written instrument signed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature. All notices, demands or other communications which are required or are permitted to be given in this Agreement shall be in writing and shall be deemed to have been sufficiently given (i) upon personal delivery, (ii) the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed or (iii) when receipt is acknowledged if sent via facsimile transmission. Notices to you shall be sent to the address set forth on page one of the Agreement. Notices to PMCM shall be sent to the address below:

PMCM, LLC
Attention: L. Dianne Lomonaco
110 Commons Court
Chadds Ford, PA 19317-9716
Tel: 610-358-4700
Fax: 610-358-9377

Either party may give written notice of a change of address by certified mail, return receipt requested, and after notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.